Exhibit 10.7

(Current and Former Employees)

Amendment to Award Agreements

Duke Energy Corporation Long-Term Incentive Plans

Effective as of December 31, 2008, except as provided below, each outstanding award (each an “Award”) previously granted under the Duke Energy Corporation 1998 Long-Term Incentive Plan, Duke Energy Corporation 2006 Long-Term Incentive Plan and Cinergy Corp. 1996 Long-Term Incentive Compensation Plan is hereby amended as described below.

1.             Performance Shares – Timing of Payments

Each performance share award is amended to specify that performance shares and dividend equivalents will be paid within 60 days after the date that the performance results are certified, but in no event after the end of the calendar year following the calendar year in which the performance period ends.  Each performance share award also is amended to provide that in the event of a change in control, any resulting performance shares and dividend equivalents will be paid within 60 days after the change in control.  Prior to this amendment, the Awards generally provided that payments would be made “as soon as practicable” following the date an amount became payable.

2.             Phantom Shares – Timing of Payments

Each phantom share award is amended to specify that phantom shares will be paid within 60 days after the date such shares become vested, but in no event after the end of the calendar year in which such vesting occurs.  Each phantom share award also is amended to specify that dividend equivalents will be paid within 60 days after actual dividends are paid to Duke Energy’s shareholders, but in no event after the end of the calendar year in which such dividends are paid to the shareholders.  Prior to this amendment, the Awards generally provided that payments would be made “as soon as practicable” following the vesting date or the date that actual dividends were paid to shareholders.

3.             Tax Withholding on Deferred LTIP Awards

Each phantom and performance share award is amended to provide that the Award holder no longer has the right to choose whether to write a check to satisfy the tax withholding obligation or to reduce his or her vested Award by using shares to satisfy the tax withholdings.  With respect to Awards that have been deferred beyond the vesting date, the Company will now have the discretion to decide whether the required tax withholding obligation (i.e., FICA taxes and local taxes in some jurisdictions) will be satisfied by either requiring the Award holder to write a check to Duke Energy or reducing the Award holder’s deferred shares by the amount of the required taxes.

4.             Phantom Shares Granted in 2005

Retirement eligible individuals continue to vest in their phantom shares following retirement.  However, each phantom share award provided to retirement eligible individuals is amended to provide that the payment of the Award will no longer be accelerated in the event that the Award holder separates from service within two years following a change in control.  Each phantom share also is amended to remove the six-month delay of payment that could otherwise apply to an individual who is considered a

“specified employee” under Section 409A of the tax code (i.e., generally one of the 50 highest paid officers).

5.             Leave of Absence Provisions

Each performance share award is amended to provide that if an employee is on an approved leave of absence (“LOA”) at the end of the performance period, in order to receive payment he or she must return to active service before November 1 of the calendar year immediately following the calendar year in which the performance period ends.  Each performance share award is amended to provide that if an employee is on an LOA on the date of a change in control, in order to receive payment he or she must return to active service before January 15 of the calendar year following the calendar year in which the change in control occurs.  Each phantom share award is amended to provide that an employee who commences an LOA will not vest in any additional shares unless he or she returns to active service before January 15 of the calendar year following the calendar year in which the LOA commenced.  Prior to this amendment, the phantom share and performance share awards provided that in order to receive payment the employee must return to active service in accordance with the terms of the LOA and, generally, before either the second or tenth anniversary of the date of the Award.  For this purpose, periods of short-term or long-term disability are not treated as an LOA.

6.             Miscellaneous

If an Award holder is notified separately that an Award contains unique terms and is therefore not subject to this Amendment, that Award shall be amended as provided in such separate notice.  This amendment has been written in a manner that is intended to apply to a variety of Awards that contain similar, but not necessarily identical, terms; accordingly, to the extent any provision contained in this Amendment otherwise would amend an Award to add a provision that is already contained in the Award and that complies with Section 409A of the tax code, such portion of the Amendment shall be disregarded with respect to such Award.  It is intended that the payments provided under the Award shall either be exempt from the application of, or comply with, Section 409A of the tax code.  The Awards shall be construed, administered, and governed in a manner that effects such intent, and Duke Energy shall not take any action that would be inconsistent with such intent.  The Award holder consents to any amendment that Duke Energy may reasonably make in furtherance of such intention, and Duke Energy shall promptly provide, or make available to, the Award holder a copy of such amendment.  Without limiting the foregoing, the payments provided under the Awards may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the tax code.  Although Duke Energy will use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the tax code, the tax treatment of the benefits provided under the Awards is not warranted or guaranteed.  Neither Duke Energy, its affiliates, nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Award holder or other taxpayer as a result of the Awards.  This Amendment also applies to any Awards relating to Spectra Energy common stock that were provided to the Award holder in connection with the spin-off of Spectra Energy in January, 2007.